Exhibit 10.49

ARBITRON INC. 2008 EQUITY COMPENSATION PLAN

NON-STATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT evidences the grant by Arbitron Inc. (the “Company”) on             , 201     (the “Date of Grant”) to                                      (the “Optionee”) of an option to purchase shares of the Company’s common stock.

A. The Company has adopted the Arbitron Inc. 2008 Equity Compensation Plan (as may be amended or supplemented, the “Plan”) authorizing the Board of Directors of the Company, or a committee as provided for in the Plan (the Board or such a committee to be referred to as the “Committee”), to grant stock options to employees of the Company and its Subsidiaries (as defined in the Plan).

B. The Company desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company pursuant to the Plan.

Accordingly, the parties agree as follows:

1. Grant of Option.

The Company has granted to the Optionee the right, privilege and option (the “Option”) to purchase [Shares] shares (the “Option Shares”) of the Company’s common stock, $0.50 par value (the “Common Stock”), according to the terms and subject to the conditions hereinafter set forth and as set forth in the Plan. The Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Option Exercise Price.

The per share price to be paid by Optionee in the event of an exercise of the Option will be $        .

3. Duration of Option and Time of Exercise.

3.1 Initial Period of Exercisability. Except as provided in Sections 3.2 and 3.3 hereof, the Option shall become exercisable with respect to one-third of the Option Shares on each of the first, second and third anniversaries of the Date of Grant, assuming the Optionee’s continued employment. The foregoing rights to exercise the Option will be cumulative with respect to the Option Shares becoming exercisable on each such date, but in no event will the Option be exercisable after and, subject to the following sentences, the Option will become void and expire as to all unexercised Option Shares at, 5:00 p.m. (Eastern Standard Time) on the tenth anniversary of the Date of Grant (the “Time of Option Termination”). Except as otherwise provided by the Administrator or as otherwise directed by the Optionee in writing to the Company, if the Option is (a) outstanding on the business day on which falls the Time of Option Termination [or, if such date is not a business day, on the last business day prior to such date] (such date, the “Automatic Exercise Date”) and, (b) has an exercise price per Option Share that is less than the Fair Market Value of a share of Common Stock as of the Automatic Exercise Date, the Option shall automatically and without further action by the Optionee or the Company be exercised on the Automatic Exercise Date. In the event of automatic exercise, payment of the exercise price of the Option shall be made by the Company retaining shares with a Fair Market Value on the Automatic Exercise Date equal to the exercise price, and the Company shall similarly retain shares with a Fair Market Value on the Automatic Exercise Date equal to the amount of the minimum tax withholding obligation associated with such exercise in accordance with Section 10(e) of the Plan. For the avoidance of doubt, if the Option has an exercise price per share that is equal to or greater than the Fair Market Value per Option Share of Common Stock on the Automatic Exercise Date shall not be automatically exercised pursuant to this Section 3.1.

3.2 Termination of Employment.

(a) Termination Due to Death or Disability. In the event the Optionee’s employment with the Company and all Subsidiaries is terminated by reason of death or Disability, the Option will become immediately exercisable in full and remain exercisable until the Time of Option Termination.

(b) Termination by Optionee as Retirement. In the event the Optionee’s employment with the Company and all Subsidiaries ends through the Optionee’s Retirement, the Option will continue to vest as though the Optionee remained employed and will remain exercisable as of and after such vesting until the Time of Option Termination.

(c) Termination by the Company without Cause or through Voluntary Resignation other than on Retirement. In the event that the Optionee’s employment with the Company and all Subsidiaries ends by the Optionee’s termination without Cause or through his or her resignation other than on a Retirement, any unvested portions of the Option will expire on employment termination and the vested portions of the Option will remain exercisable as of and after such vesting until the earlier of the 90th day following such resignation or the Time of Option Termination.

(d) Termination by the Company for Cause. In the event that the Optionee’s employment with the Company and all Subsidiaries is terminated by the Company for Cause, any vested or unvested portions of the Option will immediately expire and be forfeited.

(e) 280G; Release Requirement. Any acceleration, vesting, or extension under this Section 3.2 is subject, as applicable, to the 280G provisions in Exhibit I hereto and to compliance with any requirement that otherwise applies to the Optionee to provide a release of claims.

3.3 Change in Control.

(a) Impact of Change in Control.

(i) If a Change in Control Event of the Company occurs, the Committee, in its sole discretion and without the consent of the Optionee, may determine that the Optionee will receive, with respect to some or all of the Option Shares, as of the effective date of any such Change in Control Event of the Company, cash in an amount equal to the excess of the Fair Market Value (as defined in the Plan) of such Option Shares as determined by taking into account such Change in Control Event of the Company over the option exercise price per share of the Option.

(ii) If a Change in Control Event occurs and the Option is not assumed or replaced, it shall immediately become fully exercisable. If the Option is assumed or replaced, exercisability fully accelerates if, within 24 months following the closing of the Change in Control Event, the Optionee’s employment is terminated without Cause or, if his or her employment or other individual agreement provides for resignation for “Good Reason,” upon a resignation for Good Reason during the same period.

(b) Authority to Modify Change in Control Provisions. Prior to a Change in Control Event, the Optionee will have no rights under this Section 3.3, and the Committee will have the authority, in its sole discretion, to rescind, modify, or amend this Section 3.3 without the consent of the Optionee.

4. Manner of Option Exercise.

4.1 Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained in the Plan and in this Agreement, by delivery, in person, by facsimile or electronic transmission or through the mail, to the Company at its principal executive office in Columbia, Maryland (Attention: Corporate Secretary), of a written notice of exercise. Such notice must be in a form satisfactory to the Committee, must identify the Option, must specify the number of Option Shares with respect to which the Option is being exercised, and must be signed by the person or persons so exercising the Option. In the event that the Option is being exercised, as provided by the Plan and Section 3.2 of this Agreement, by any person or persons other than the Optionee, the notice must be accompanied by appropriate proof of right of such person or persons to exercise the Option. If the Optionee retains the Option Shares purchased, as soon as practicable after the effective exercise of the Option, the Optionee will be recorded on the stock transfer books of the Company as the owner of the Option Shares purchased.

4.2 Payment. At the time of exercise of the Option, the Optionee must pay the total exercise price of the Option Shares to be purchased entirely in cash (including a check, bank draft or money order, payable to the order of the Company), though a cashless exercise as described in Section 5(f)(2) of the Plan, by such other method approved by the Committee, or by a combination of such methods.

5. Rights and Restrictions of Optionee; Transferability.

5.1 Employment. Nothing in this Agreement will interfere with or limit in any way the right of the Company or any Subsidiary to terminate the employment of the Optionee at any time, nor confer upon the Optionee any right to continue in the employ of the Company or any Subsidiary at any particular position or rate of pay or for any particular period of time.

5.2 Rights as a Stockholder; Effect on Running the Business. The Optionee will have no rights as a stockholder unless and until all conditions to the effective exercise of the Option (including, without limitation, the conditions set forth in Sections 4 and 6 of this Agreement) have been satisfied and the Optionee has become the holder of record of such shares. No adjustment will be made for dividends or distributions with respect to the Option Shares as to which there is a record date preceding the date the Optionee becomes the holder of record of such Option Shares, except as may otherwise be provided in the Plan or determined by the Committee in its sole discretion. The Optionee understands and agrees that the existence of an Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

5.3 Restrictions on Transfer. Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by the Plan, no right or interest of the Optionee in the Option prior to exercise may be assigned or transferred, or subjected to any lien, during the lifetime of the Optionee, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. The Optionee will, however, subject to applicable laws be entitled to designate a beneficiary to receive the Option upon such Optionee’s death in the manner provided by the Plan, and, in the event of the Optionee’s death, exercise of the Option (to the extent permitted pursuant to Section 3.2(a) of this Agreement) may be made by the Optionee’s designated beneficiary.

5.4 Restrictions Regarding Employment.

(a) The Optionee agrees that he or she will not take any Adverse Actions (as defined below) against the Company or any Subsidiary at any time during the period that the Option is or may yet become exercisable in whole or in part or at any time before one year following the Optionee’s cessation of employment with the Company or any Subsidiary, whichever is later (the “Restricted Period”). The Optionee acknowledges that damages that may arise from a breach of this Section 5.4 may be impossible to ascertain or prove with certainty. Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that the Company determines in its sole discretion that the Optionee has taken Adverse Actions against the Company or any Subsidiary at any time during the Restricted Period, in addition to other legal remedies that may be available, (i) the Company will be entitled to an immediate injunction from a court of competent jurisdiction to end such Adverse Action, without further proof of damage, (ii) the Committee will have the authority in its sole discretion to terminate immediately all rights of the Optionee under the Plan and this Agreement without notice of any kind, and (iii) the Committee will have the authority in its sole discretion to rescind the exercise of all or any portion of the Option to the extent that such exercise occurred within six months prior to the date the Optionee first commences any such Adverse Actions and require the Optionee to disgorge any profits (however defined by the Committee) realized by the Optionee relating to such exercised portion of the Option or any Option Shares issued or issuable upon such exercise. Such disgorged profits paid to the Company must be made in cash (including check, bank draft or money order) or, with the Committee’s consent, shares of Common Stock with a Fair Market Value on the date of payment equal to the amount of such payment. The Company will be entitled to withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company or a Subsidiary) or make other arrangements for the collection of all amounts necessary to satisfy such payment obligation.

(b) For purposes of this Agreement, an “Adverse Action” will mean any of the following: (i) engaging in any commercial activity in competition with any part of the business of the Company or any Subsidiary as conducted during the Restricted Period for which the Optionee has or had access to trade secrets and/or confidential information; (ii) diverting or attempting to divert from the Company or any Subsidiary any business of any kind, including, without limitation, interference with any business relationships with suppliers, customers, licensees, licensors, clients or contractors; (iii) participating in the ownership, operation or control of, or being employed by, or connected in any manner with any person or entity that solicits, offers or provides any services or products similar to those which the Company or any Subsidiary offers to its customers or prospective customers, (iv) making, or causing or attempting to cause any other person or entity to make, any statement, either written or oral, or convey any information about the Company or any Subsidiary that is disparaging or that in any way reflects negatively on the Company or any

Subsidiary; or (v) engaging in any other activity that is hostile, contrary or harmful to the interests of the Company or any Subsidiary, including, without limitation, influencing or advising any person who is employed by or in the service of the Company or any Subsidiary to leave such employment or service to compete with the Company or any Subsidiary or to enter into the employment or service of any actual or prospective competitor of the Company or any Subsidiary, influencing or advising any competitor of the Company or any Subsidiary to employ to otherwise engage the services of any person who is employed by or in the service of the Company or any Subsidiary, or improperly disclosing or otherwise misusing any trade secrets or confidential information regarding the Company or any Subsidiary.

(c) Should any provision of this Section 5.4 of the Agreement be held invalid or illegal, such illegality shall not invalidate the whole of this Section 5.4 of the Agreement, but, rather, the Agreement shall be construed as if it did not contain the illegal part or narrowed to permit its enforcement, and the rights and obligations of the parties shall be construed and enforced accordingly. In furtherance of and not in limitation of the foregoing, the Optionee expressly agrees that should the duration of or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. The Optionee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law. This Section 5.4 of the Agreement does not replace and is in addition to any other agreements the Optionee may have with the Company or any of its Subsidiaries on the matters addressed herein.

6. Securities Law and Other Restrictions.

Notwithstanding any other provision of the Plan or this Agreement, the Company will not be required to issue, and the Optionee may not sell, assign, transfer or otherwise dispose of, any Option Shares, unless (a) there is in effect with respect to the Option Shares a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Option Shares, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

7. Withholding Taxes.

The Company is entitled to (a) withhold and deduct from future wages of the Optionee (or from other amounts that may be due and owing to the Optionee from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any federal or provincial withholding tax requirements attributable to the Option, or (b) require the Optionee promptly to remit the amount of such withholding to the Company before acting on the Optionee’s notice of exercise of the Option. In the event that the Company is unable to withhold such amounts, for whatever reason, the Optionee agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal, state or local law.

8. Certain Definitions. For purposes of this Agreement, the following additional definitions will apply:

(a) “Cause” will have the meaning set forth in any employment or other agreement or policy applicable to the Optionee or, if no such agreement or policy exists, will mean (i) dishonesty, fraud, misrepresentation, theft, embezzlement or injury or attempted injury, in each case related to the Company or any Subsidiary, (ii) any unlawful or criminal activity of a serious nature, (iii) any breach of duty, habitual neglect of duty or unreasonable job performance, or (iv) any material breach of any employment, service, confidentiality or noncompete agreement entered into with the Company or any Subsidiary.

(b) “Change in Control Event” will have the meaning set forth in the Plan plus such other event or transaction as the Board shall determine constitutes a Change in Control, or such other meaning as may be adopted by the Committee from time to time in its sole discretion.

(c) “Disability” means the disability of the Optionee such as would entitle the Optionee to receive disability income benefits pursuant to the long-term disability plan of the Company or Subsidiary then covering the Optionee or, if no such plan exists or is applicable to the Optionee, the permanent and total disability of the Optionee within the meaning of Section 22(e)(3) of the Code.

(d) “Retirement” means the termination (other than for Cause or by reason of death or Disability) of an Optionee’s employment or other service on or after the date on which the Optionee has attained the age of 55 and has completed 10 years of continuous service to the Company or any Subsidiary (such period of service to be determined in accordance with the retirement/pension plan or practice of the Company or Subsidiary then covering the Optionee, provided that if the Optionee is not covered by any such plan or practice, the Optionee will be deemed to be covered by the Company’s plan or practice for purposes of this determination).

9. Subject to Plan.

The Option and the Option Shares granted and issued pursuant to this Agreement have been granted and issued under, and are subject to the terms of, the Plan. The terms of the Plan are incorporated by reference in this Agreement in their entirety, and the Optionee, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted in a manner consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan will prevail.

10.	Miscellaneous.

10.1 Binding Effect. This Agreement will be binding upon the heirs, executors, administrators and successors of the parties to this Agreement.

10.2 Governing Law. This Agreement and all rights and obligations under this Agreement will be construed in accordance with the Plan and governed by the laws of the State of Delaware, without regard to conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive laws of another jurisdiction.

10.3 Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties to this Agreement with respect to the grant and exercise of the Option and the administration of the Plan and supersede all prior agreements, arrangements, plans and understandings relating to the grant and exercise of the Option and the administration of the Plan.

10.4 Amendment and Waiver. Other than as provided in the Plan, this Agreement may be amended, waived, modified or canceled only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

ARBITRON INC.

By:

Name:
Title:

OPTIONEE’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Plan.

OPTIONEE: